Allbirds Signs Definitive Asset Purchase Agreement with
American Exchange Group
Cancels Upcoming Fourth Quarter 2025 Earnings Call
SAN FRANCISCO, Calif. March 30, 2026 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD) today announced that it has entered into a definitive agreement with American Exchange Group (“AXNY”), a leader in accessories design, licensing and manufacturing, under which AXNY will acquire all of the intellectual property and certain other assets and liabilities of Allbirds for an estimated transaction value of $39 million (the “Asset Sale”), subject to purchase price adjustments to be finalized upon closing.
The Asset Sale was negotiated by a special committee of independent directors, received unanimous approval by Allbirds’ Board of Directors, and is subject to approval by Allbirds’ common stockholders. A proxy statement describing the transaction and seeking stockholder approval of the Asset Sale and subsequent dissolution and winding down of the Company (the “Dissolution”), is expected to be filed no later than April 24, 2026. The transaction is expected to close in the second quarter of 2026 and a distribution to stockholders of net proceeds, taking into account wind-down expenses, is anticipated to be made in the third quarter of 2026.
Joe Vernachio, CEO of Allbirds, stated, “We are incredibly thankful to our teams for the work they have been doing to fuel our product engine, build awareness of Allbirds and deliver an engaging customer experience. Over the past decade, Allbirds has evolved into a lifestyle footwear brand known for modern design, innovative materials and unparalleled comfort. This next chapter with AXNY builds on the foundational work already completed and sets up the brand to thrive in the years ahead.”
TD Cowen is acting as financial advisor and Holland & Hart LLP is acting as legal counsel to Allbirds.
Fourth Quarter and Full Year 2025 Earnings Results and Conference Call
As a result of today’s announcement, the Company will not be issuing an earnings press release or holding its originally scheduled earnings call on March 31, 2026 at 5:00 p.m. ET. The Company intends to file its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the year ended December 31, 2025 on March 31, 2026.
About Allbirds, Inc.
Allbirds is a global modern lifestyle footwear brand, founded in 2015 with a commitment to make better things in a better way. That commitment inspired the company’s first product, the now iconic Wool Runner; and today, inspires a growing assortment of products known for superior comfort. Allbirds designs its products to be materially different by turning away from convention toward nature’s inspiration with materials like Merino wool, tree fiber and sugarcane. For more information, please visit www.allbirds.com.
About American Exchange Group
American Exchange Group is an industry leader in fashion accessory products and brand management. By facilitating distribution to major retailers internationally for their globally recognized brands, custom private label brands, and exclusive licensed brands—including footwear, tech wearables, watches, jewelry, handbags, fashion accessories, and beauty—American Exchange Group raises the bar by disrupting the status quo with value and quality, while staying at the forefront of trends. Expertise in brand strategy, marketing, sourcing, operational logistics, and digital innovation allows American Exchange Group to transform brands and forge connections with best-in-class, strategic and retail partners. Their consumer-centric approach ensures sustainable growth and long-term value. Boasting a comprehensive portfolio of iconic owned and licensed brands, American Exchange Group remains at the forefront of the industry, driving the creation of compelling brand experiences. www.axnygroup.com
Participants in the Solicitation
Allbirds and its directors and executive officers may be deemed “participants” in any solicitation of proxies from Allbirds’ stockholders with respect to the Asset Sale and the Dissolution. Information regarding the identity of Allbirds’ directors and executive officers, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which we intend to file on March 31, 2026. Information regarding subsequent changes to the holdings of Allbirds’ securities by Allbirds’ directors and executive officers can be found in filings on Forms 3, 4, and 5, which are available through the SEC’s website at www.sec.gov. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement relating to the Asset Sale and the Dissolution if, and when, it is filed with the SEC. The proxy statement, if and when filed, as well as Allbirds’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and on the investor relations section of our website at ir.allbirds.com.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. These statements are based on management's current beliefs, assumptions, and information, and include all statements other than historical facts—such as statements regarding or implying Allbirds’ expectations and intentions regarding the completion or effects of the Asset Sale and the Dissolution, its intention to file the proxy statement to approve the Asset Sale and the Dissolution, its expectation of making distributions to stockholders and the timing thereof, and other statements that do not relate solely to historical or current facts. Forward-looking statements can often be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "target," "will," or similar expressions.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including: the ability of the parties to consummate the Asset Sale, satisfaction of closing conditions precedent to the consummation of the Asset Sale, potential delays in consummating the Asset Sale, the ability of the Company to timely prepare and file the proxy statement, the potential that the Company’s stockholders do not approve the Asset Sale or the Dissolution, the execution costs to the Company of the Asset Sale, the impact of these costs and other liabilities on the Company’s cash, property and other assets, the amount and timing of any liquidating distribution, and the extent of contingency reserves for costs and liabilities.
A further discussion of these and other factors that could cause our actual outcomes and results to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and our Annual Report on Form 10-K for the year ended December 31, 2025, which we intend to file on March 31, 2026, and other reports we may file with the SEC from time to time. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update them except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements.
Investor Relations
ir@allbirds.com

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